OMNIBUS AMENDMENT


  This OMNIBUS AMENDMENT, dated as of October 2, 1998 (this
"Amendment"), is among RUBY TUESDAY, INC., a Georgia corporation
("Lessee"), the financial institutions parties hereto as lenders (the "Lenders"), ATLANTIC FINANCIAL GROUP, LTD., a Texas limited partnership ("Lessor"), and SUNTRUST BANK, ATLANTA, a Georgia banking corporation, as agent for the Lenders (in such capacity, the "Agent").

                             BACKGROUND

  1.	Lessee, Lessor, certain of the Lenders and the Agent are
parties to that certain Master Agreement, dated as of May 30, 1997 (the "Master Agreement").

  2.	The parties hereto desire to amend the Master Agreement and
certain other Operative Documents (as defined below) in certain respects as set forth herein.

  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

  Section 1.	Definitions.  Capitalized terms used in this Amendment
and not otherwise defined herein shall have the meanings assigned thereto in the Master Agreement.

  Section 2.	Aggregate Limit on Funded Amounts.  Section 2.1 of the
Master Agreement is hereby amended by deleting the number "$40,000,000" where it appears in clause (y) of the first sentence thereof and substituting therefor the number "$80,000,000".

  Section 3.	Commitments.  Schedule 2.2 to the Master Agreement is
hereby amended by deleting it in its entirety and substituting therefor
Schedule 2.2 to this Amendment. Each of The Fuji Bank, Limited and First Union National Bank (the "New Lenders") is hereby made a party to the Master Agreement and the Loan Agreement, and shall have all the rights and obligations of a "Lender" under the Master Agreement, the Loan Agreement and the other Operative Documents as if it were an original signatory thereto to the extent of its Commitment. Each of the New Lenders agrees to be bound by the terms and conditions applicable to a "Lender" set forth in the Master Agreement, the Loan Agreement and the other Operative Documents as if it were an original signatory thereto. Each of the New Lenders hereby acknowledges and confirms that it is received a copy of each of the Operative Documents and that in becoming a Lender and in making its Commitment and Loans under the Loan Agreement, such actions have and will be made without recourse to, or representation or warranty by, the Agent, any other Lender or the Lessor. The Lessee and the Agent hereby consent to the addition of the New Lenders. On the date hereof, certain of the Lenders, including the New Lenders, shall make payments to the Agent, who shall distribute such payments to the other Lenders, such that, after giving effect to such payment and distributions, each Lender's outstanding Loans shall be equal to the product of (i) the aggregate outstanding Funded Amounts on such date times (ii) such Lender's Commitment Percentage. Such payment shall be made in immediately available funds to such account as the Agent shall specify to the Lenders.

  Section 4.	Base Term; Funding Termination Date.  Each of the
definition of "Base Term" and "Funding Termination Date" that appears in Appendix A is hereby amended by deleting the date "May 30, 2002" where it appears therein and substituting therefor the date "October 1, 2003".

  Section 5.	Certain Added Definitions.  Appendix A is hereby
amended by adding the following definitions thereto in appropriate alphabetical order:

  "Construction Budget" is defined in Section 2.4 of the Construction Agency Agreement.

  "Construction Failure Payment" with respect to any Second Group Property means the amount equal to the sum of (i) 89.9% of the acquisition cost of the related Land, if the cost of the related Land is less than 25% of the total expected cost of such Second Group Property or 100% of the acquisition cost of the related Land, if the cost of the related Land is equal to or more than 25% of the total expected cost of such Second Group Property, plus (ii) 89.9% of the Construction costs (including development and transaction costs) related to such Second Group Property that have been incurred through the date of payment, plus
(iii) any amounts owed with respect to such Second Group Property pursuant to Section 3.3 of the Construction Agency Agreement or Section
7.2 of the Master Agreement, plus (iv) the cost of tenant improvements not paid by the Construction Agent that were not part of the Construction Budget for such Second Group Property.

  "Second Group Property" means each Leased Property the Land related to which was acquired by the Lessor after October 1, 1998.

  Section 6.	Fundings.  Section 2.2(e) of the Master Agreement is
hereby amended by deleting the phrase "the Lessee reasonably believes will be due in the 90 days following such Funding from the Lessee" where it appears in the first sentence thereof and substituting therefor the phrase "are then due".

  Section 7.	Indemnity.  Section 7.1 of the Master Agreement is
hereby amended by adding the following phrase at the end of the first sentence thereof: "; and, provided, further, that with respect to each Construction Land Interest that is also a Second Group Property, the Lessee's indemnity obligations with respect to such Second Group Property shall be governed by Section 3.4 of the Construction Agency Agreement during the Construction Term therefor." Section 7.2 of the Master Agreement is hereby amended by adding the phrase "or Section 3.3 of the Construction Agency Agreement" after the phrase "without limitation of
Section 7.1" where it appears in the second line thereof.

  Section 8.	Construction Agency Agreement.  The Construction Agency
Agreement is hereby amended as follows:

  (i) Section 2.4 is hereby amended by adding a new sentence at the end thereof as follows: "on or prior to the Closing Date of each parcel of Land related to a Second Group Property, the Construction Agent shall prepare and deliver to the Lessor and the Agent a construction budget (the "Construction Budget") for the related Second Group Property, setting forth in reasonable detail the budget for the Construction of the proposed Building on such Land in accordance with the Plans and Specifications therefor, and all related costs including the capitalized interest and Yield expected to accrue during the related Construction Term.";

  (ii)    Section 2.5 is hereby amended by (i) deleting the word
"and" at the end of clause (b) thereof, (ii) deleting the period at the end of clause (c) thereof and substituting therefor a semicolon and (iii) adding the following at the end hereof:

    "(d)	the Completion Date for such Leased Property; and

    (e) 	the payment by the Construction Agent of the Leased
Property Balance or, if such Leased Property is a Second Group
Property, the Construction Failure Payment with respect to such Leased Property pursuant to this Agreement.";

  (iii) Section 2.6 is hereby amended by adding the following sentence at the end thereof: "Each construction contract for a Second Group Property with a general contractor shall be with a reputable general contractor with experience in constructing projects that are similar in scope and type to the proposed Building, and shall provide for a guarantee maximum project cost and at least 10% retainage.";

  (iv) Section 2.8(a) is hereby amended by inserting after the phrase "Plans and Specifications for such Land" where it appears therein the phrase ", in accordance with the "Construction Budget for such Leased Property (if such Leased Property is a Second Group Property)";

  (v) Section 3.2 is hereby amended by inserting the phrase "or, in the case of a Second Group Property increase the Construction Budget therefor" after the phrase "then remaining Commitments" where it appears in clause (y) of the proviso therein;

  (vi) A new Section 3.4 shall be added at the end of Article III as follows:

    3.4	Indemnity.  During the Construction Term for each
Leased Property, the Construction Agent agrees to assume liability for, and to indemnify, protect, defend, save and hold harmless the Lessor on an After-Tax Basis, from and against, any and all Claims that may be imposed on, incurred by or asserted or threatened to be asserted, against the Lessor, whether or not the Lessor shall also be indemnified as to any such Claim by any other Person, in any way relating to or arising out of (i) the Construction Agent's (or any subcontractor's) own actions or failures to act while in possession or control of any Leased Property, (ii) fraud, misapplication of funds, illegal acts or willful misconduct on the part of the Construction Agent, (iii) any event described in paragraph (f) or
(g) of Article XII of the Lease with respect to the Construction Agent or (iv) the inaccuracy of any representation or warranty made by the Construction Agent. The foregoing indemnities are in addition to, and not in limitation of, the indemnities with respect to environmental claims set forth in Section 7.2 of the Master Agreement. The provisions of Section 7.3 of the Master Agreement shall apply to any amounts that the Construction Agent is requested to pay pursuant to this Section 3.4.

  (vii)    Section 5.1 is hereby amended by adding the phrase
"provided, however, that this sentence shall not apply to any Second Group Property" at the end of the last sentence in such section; and

  (viii) Section 5.3(a) is hereby amended by adding the following at the end thereof:

    "In the event that the Construction Agent does not exercise its option to purchase such Leased Property or Properties, if such Leased Property is a Second Group Property, the Construction Agent shall pay to the Lessor the Construction Failure Payment(s) therefor within five (5) Business Days of the demand therefor by the Lessor, and shall surrender and return such Leased Property or Properties to the Lessor or its designee in accordance with the terms of Section 14.8 of the Lease. In the event that the Construction Agent returns any Leased Property to the Lessor pursuant to the previous sentence, the Construction Agent shall take such action as the Lessor may reasonably request in order to transfer to the Lessor (or its designee) all of the Construction Agent's rights and claims in, to and under the related Construction Contract(s), Architect's Agreement(s), all agreements, security deposits, guaranties and surety bonds related thereto and all governmental permits related to such Construction, and the Construction Agent shall provide to the Lessor copies of all books, records and documentation with respect to the foregoing."

  Section 9.	Loan Agreement.  The Loan Agreement is hereby amended
as follows:

  (i) Section 3.2(a) is hereby amended by adding the phrase "or the Lessee exercise of its option to purchase such Leased Property under
Section 5.3 of the Construction Agency Agreement" at the end of such paragraph;

  (ii) Section 3.3 is hereby amended by adding the following sentence at the end thereof: "With respect to any Second Group Property, the payment by the Lessee of the Construction Failure Payment with respect thereto pursuant to the Construction Agency Agreement shall be applied by the Agent first, to the accrued and unpaid interest on, and the outstanding principal of, the A Loans in respect of such Second Group Property, second, to the accrued and unpaid interest on, and outstanding principal of, the B Loans related to such Second Group Property and third, to the accrued and unpaid Yield on, and outstanding Lessor Invested Amount related to such Second Group Property.";

  (iii) Section 3.4 is hereby amended by inserting the phrase "or sold after a return to the Lessor pursuant to the Construction Agency Agreement," after the phrase "Section 14.6 or 14.7 of the Lease," where it appears in the fifth line thereof;

  (iv) Section 4.2 is hereby amended by adding the phrase ", the Construction Agency Agreement" after the phrase "received under the Lease" where it appears in the first and third sentences thereof; and

  (v) Section 4 is hereby amended by adding a new Section at the end thereof as follows:

    SECTION 4.4 Indemnity by Lessor. During the Construction Term for any Second Group Property, Lessor hereby indemnifies each Lender and its Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors and agents from and against any and all Claims that may be imposed on, incurred by or asserted or threatened to be asserted against, any such Person, arising out of or related to such Second Group Property, or the leasing or financing thereof; it being understood that the foregoing provision is subject to Section 4.2.

  Section 10.	Notes.  The Notes issued by the Lessor on the Initial
Closing Date shall be replaced with an A Note and a B Note issued by the Lessor to the Agent, for the ratable benefit of the Lenders, in substantially the form of Exhibits A and B hereto, respectively; upon such replacement, such original Notes shall be deemed to be cancelled. Any reference to the Notes in the Operative Documents shall be deemed to refer to such replacement Notes.

  Section 11.	Guaranty; Representations.  The Lessee hereby affirms
its obligations under the Guaranty Agreement after giving effect to this Amendment. The Lessee hereby represents and warrants that, after giving effect to this Amendment, (i) no Event of Default or Potential Event Default has occurred and is continuing or will result from this Amendment, (ii) there shall not have occurred any event that could reasonably be expected to have a Material Adverse Effect since June 1, 1996 and (iii) each representation and warranty of the Lessee contained in the Master Agreement and the other Operative Documents is true and correct in all material respects on the date hereof as though made on and as of the date hereof, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

  Section 12.	Conditions.  The effectiveness of this Amendment shall
be conditioned upon the receipt by the Agent of the following documents, each of which shall be satisfactory in form and substance to the Agent:
(i) the replacement Notes referred to in Section 10 of this Amendment executed by the Lessor; (ii) a certificate of the Secretary or an Assistant Secretary of the Lessee attaching to it and certifying as to
(A) the Board of Directors' (or appropriate committee's) resolution duly authorizing the execution, delivery and performance by it of this Amendment,(B) the incumbency and signatures of persons authorized to execute and deliver this Amendment on its behalf and (C) the continued accuracy and completeness of its articles of incorporation and bylaws previously delivered on the Initial Closing Date; and (iii) the opinion of Powell, Goldstein, Frazier and Murphy LLP, substantial in the form set forth in Exhibit C hereto.

  Section 13.	Miscellaneous.  This Amendment shall be governed by,
and construed in accordance with, the laws of the state of Georgia. This Amendment may be executed by the parties hereto and separate counterparts, (including by facsimile), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one in the same agreement. The Operative Documents, as amended hereby, remain in full force and effect. Any reference to any Operative Document from and after the date hereof shall be deemed or referred to such Operative Documents and amended hereby, unless otherwise expressly stated.

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the year first above written.


RUBY TUESDAY, INC.


By:
Title:


ATLANTIC FINANCIAL GROUP, LTD.

By: Atlantic Financial Managers, Inc.,
					its General Partner


By:
Title:


SUNTRUST BANK, ATLANTA, as the Agent and
					as a Lender


By:
Title:



By:
Title:



FIRST AMERICAN NATIONAL BANK, as a
				Lender


By:
Title:


NATIONSBANK, N.A. (as successor to
				Barnett Bank, N.A.), as a Lender



By:
Title:



HIBERNIA NATIONAL BANK, as a Lender



By:
Title:


FIRST UNION NATIONAL BANK, as a Lender



By:
Title:


WACHOVIA BANK, N.A. (as successor to
					Wachovia Bank of Georgia, N.A.), as
					a Lender



By:
Title:



AMSOUTH BANK, as a Lender



By:
Title:


THE FUJI BANK, LIMITED, as a Lender



By:
Title:





                              	SCHEDULE 2.2


                	AMOUNT OF EACH FUNDING PARTY'S COMMITMENT



Lessor Commitment Percentage:	 3%

Lessor Commitment:   $2,400,000

Lender Commitment Percentages:

    SunTrust Bank, Atlanta	             14.5%
    AmSouth Bank	                     8.4375%
    Nationsbank, N.A.	               14.6875%
    First American National Bank	     15.625%
    Wachovia Bank, N.A.	               11.25%
    Hibernia National Bank	            13.75%
    First Union National Bank	         13.75%
    The Fuji Bank, Limited	              5.0%


Lender Commitments:	                  A Loans	               B Loans

SunTrust Bank, Atlanta	        $10,164,948.45	         $1,435,051.55
AmSouth Bank	                    5,914,948.45	            835,051.55
Nationsbank, N.A.	              10,296,391.75	          1,453,608.25
First American National
  Bank	                         10,953,608.25           1,546,381.75
Wachovia Bank, N.A.	             7,886,597.94	          1,113,402.06
Hibernia National Bank	          9,639,175.26	          1,360,824.74
First Union National Bank	       9,639,175.26           1,360,824.74
The Fuji Bank, Limited	          3,505,154.64	            494,845.36

Total	                         $68,000,000.00	         $9,600,000.00